Exhibit 1.2

AGENCY AGREEMENT

November 17, 2021

Canadian Pacific Railway Company

7550 Ogden Dale Road S.E.

Calgary, Alberta T2C 4X9

Attention:     Nadeem Velani

Executive Vice-President and Chief Financial Officer

Re:	Offering of 1.589% Notes due 2023 and 2.540% Notes due 2028

Dear Sir:

The undersigned, BMO Nesbitt Burns Inc. (“BMO”) and Goldman Sachs Canada Inc. (“GS”, and together with BMO, the “Lead Agents”), as joint lead agents and joint active bookrunners, and CIBC World Markets Inc. and Scotia Capital Inc., as joint passive bookrunners, and Barclays Capital Canada Inc., HSBC Securities (Canada) Inc., Wells Fargo Securities Canada, Ltd., MUFG Securities (Canada), Ltd., ATB Capital Markets Inc., Desjardins Securities Inc., and SMBC Nikko Securities Canada, Ltd. (together with the Lead Agents, collectively, the “Agents” and each individually an “Agent”), understand that Canadian Pacific Railway Company (the “Company”) proposes to issue and sell up to $1 billion aggregate principal amount of 1.589% notes due November 24, 2023 (the “1.589% Notes”) and up to $1.2 billion aggregate principal amount of 2.540% notes due February 28, 2028 (the “2.540% Notes” and together with the 1.589% Notes, the “Offered Notes”) (the “Offering”). The Offered Notes will have the material attributes described in the Prospectus Supplement (as defined herein) and will be issued pursuant to the Trust Indenture (as defined herein).

The Agents also understand that the Company has filed the Final Base Shelf Prospectus (as defined herein) in the Qualifying Provinces (as defined herein) and is prepared to: (a) authorize and issue the Offered Notes; and (b) prepare and file the Prospectus Supplement and all necessary related documents.

Subject to the terms and conditions set out in this Agreement, the Company hereby appoints the Agents as its sole and exclusive agents to solicit offers from Purchasers (as defined herein) in the Qualifying Provinces to purchase from the Company at the Closing Time up to an aggregate principal amount of $1 billion of the 1.589% Notes at a price of $1,000 per $1,000 principal amount of the 1.589% Notes and up to an aggregate principal amount of $1.2 billion of the 2.540% Notes at a price of $999.90 per $1,000 principal amount of the 2.540% Notes. The Agents hereby accept the appointment to act as the Company’s sole and exclusive agents in the solicitation of offers to purchase the Offered Notes and agree to use their reasonable best efforts to sell the Offered Notes to Purchasers in accordance with the terms and conditions of this Agreement, provided that the Agents shall be under no obligation to purchase any of such Offered Notes as principal.

In consideration for their services hereunder, the Agents shall be entitled to be paid the Agency Fee (as defined herein) as provided for in Section 12 hereof at the time specified and otherwise in accordance with Section 12. For greater certainty, the services provided by the Agents in connection herewith will not be subject to Goods and Services Tax provided for in the Excise Tax Act (Canada) and taxable supplies will be incidental to the exempt financial services provided. However, in the event that any governmental body determines that the Goods and Services Tax provided for in the Excise Tax Act (Canada) is exigible on the Agency Fee payable to the Agents in accordance with Section 12, the Company agrees to pay the amount of Goods and Services Tax forthwith upon the request of the Agents.

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

In this Agreement:

“1933 Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Acquisition” means the indirect acquisition by CPRL of all of the issued and outstanding shares of Kansas City Southern pursuant to the Merger Agreement;

“affiliate” has the meaning given to it in National Instrument 45-106 – Prospectus Exemptions;

“Agency Fee” means in respect of the 1.589% Notes an amount equal to 0.15% of the aggregate gross proceeds to the Company of the 1.589% Notes and in respect of the 2.540% Notes an amount equal to 0.35% of the aggregate gross proceeds to the Company of the 2.540% Notes sold by the Company at the Closing Time in accordance with the terms of this Agreement;

“Agent” and “Agents” have the respective meanings given to them in the first paragraph of this Agreement;

“Agent Parties” has the meaning given to it in Section 2(a)(v);

“Agents’ Counsel” means Osler, Hoskin & Harcourt LLP;

“Agents’ Information” has the meaning given to it in Section 3(b)(i);

“Agreement” means this agency agreement and any schedule or appendix hereto;

“Annual Financial Information” means, collectively:

(a)

CPRL’s audited consolidated financial statements and the notes thereto for the financial years ended December 31, 2020 and December 31, 2019 and for each of the years in the three-year period ended December 31, 2020, together with the report of the Auditors thereon; and

(b)	CPRL’s management’s discussion and analysis for the financial year ended December 31, 2020;

“Annual Report” means CPRL’s annual report on Form 10-K dated February 18, 2021 for the year ended December 31, 2020;

“Applicable Securities Laws” means, collectively, and, as the context may require, the securities Laws of each of the Qualifying Provinces and the respective regulations and rules made under those securities Laws together with all applicable published policy statements, blanket orders and rulings of the Canadian Securities Regulators and all discretionary orders or rulings, if any, of the Canadian Securities Regulators applicable to the transactions contemplated by this Agreement, including the MRRS Decision (and any applicable requirements contained therein), and the securities legislation and policies of each other relevant jurisdiction together with applicable published policy statements of the securities regulators in such other relevant jurisdictions;

“ASC” means the Alberta Securities Commission:

“Auditors” means Deloitte LLP, the auditors of the Company and CPRL;

“BCF Business Law” means the Company’s local counsel in Quebec in respect of translation matters;

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in , and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the City of Calgary;

“Canadian Securities Regulators” means the applicable securities commission or regulatory authority in each of the Qualifying Provinces;

“Claim” has the meaning given to it in Section 9(a);

“Closing” means the completion of the sale by the Company of the Offered Notes in accordance with the terms of this Agreement;

“Closing Date” means November 24, 2021 or such earlier or later date as the Agents and the Company may agree for the closing of the Offering, provided that in no event shall such date be later than the Latest Closing Date;

“Closing Time” means 6:00 a.m. (Calgary time) on the Closing Date, or such other time on the Closing Date as the Agents may determine;

“Company” has the meaning given to it in the first paragraph of this Agreement;

“Company’s Counsel” means Bennett Jones LLP;

“Company’s Information Record” means any statement contained in any press release, material change report, financial statement, annual information form, annual or interim report, proxy circular or other document of the Company or CPRL which has been or is publicly disseminated by the Company or CPRL, pursuant to any Applicable Securities Laws and which has been filed on the SEDAR subsequent to December 31, 2020;

“Covered Entity” means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b);

“CPRL” means Canadian Pacific Railway Limited;

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable;

“distribution”, “material change”, “material fact” and “misrepresentation” have the respective meanings given to them in the Securities Act (Alberta);

“Documents Incorporated by Reference” means, collectively, the Annual Report, the Annual Financial Information, the management proxy circular dated March 10, 2021 in connection with CPRL’s annual and special meeting of shareholders held on April 21, 2021, the Quarterly Financial Information, the material change reports referenced in the Prospectus as documents incorporated by reference, the Marketing Materials, the management proxy circular dated November 1, 2021 in connection with CPRL’s special meeting of shareholders to be held on December 8, 2021 and all other documents incorporated or deemed to be incorporated by reference into the Prospectus, as supplemented and replaced from time to time by subsequently filed documents, and any Prospectus Amendment by Applicable Securities Laws (in both the English and French language versions thereof, unless the context otherwise requires);

“Environmental Laws” means any applicable domestic, foreign, federal, provincial, state, local or municipal laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants;

“Expenses” has the meaning given to it in Section 11;

“Final Base Shelf Prospectus” means the (final) short form base shelf prospectus of the Company (in both the English and French language versions thereof, unless the context otherwise requires) dated June 28, 2021 and any and all Documents Incorporated by Reference;

“Financial Statements” means the most recent audited consolidated financial statements of CPRL together with the notes thereto and the report of the Auditors thereon and the unaudited interim comparative financial statements as at and for the 3 and 9 months ended September 30, 2021 with the notes thereto, as filed on SEDAR, which form part of the Annual Financial Information and Quarterly Financial Information, as the case may be, and are incorporated by reference into the Prospectus;

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, body, board, tribunal or dispute settlement panel or other law, rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; and any corporation or other entity owned or controlled (through share ownership or otherwise) by any of the foregoing;

“includes” or “including” means includes or including (as applicable) without limitation and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

“Indemnified Party” has the meaning given to it in Section 9(a);

“Information” has the meaning given to it in Section 2(a)(v);

“KCS Auditors” means PricewaterhouseCoopers LLP, the auditors of Kansas City Southern;

“Latest Closing Date” means December 24, 2021, unless extended by agreement in writing of the Company and the Agents;

“Laws” or “law” includes all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, any judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and any policies, voluntary restraints, practices or guidelines of any Governmental Authority, and including any principles of common law and equity;

“Marketing Materials” means any marketing materials, as that term is defined in NI 41-101, provided to potential investors in connection with the distribution of the Offered Notes and includes those marketing materials referenced in the Prospectus as documents incorporated by reference;

“Material Adverse Effect” when used in connection with the Company, means any change, effect, event, violation, inaccuracy, occurrence, circumstance or state of facts, separately or taken together with any other change, effect, event, violation, inaccuracy, occurrence, circumstance or state of facts that: (a) has a material adverse effect on the condition (financial or otherwise), prospects, earnings, business, operations, properties or assets of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business; or (b) which results in the Prospectus or any Prospectus Amendment containing a misrepresentation;

“Material Subsidiaries” means a Subsidiary of the Company that is a Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the 1934 Act);

“Merger Agreement” means the Agreement and Plan of Merger dated as of September 15, 2021 by and among CPRL, Cygnus Merger Sub 1 Corporation, Cygnus Merger Sub 2 Corporation and Kansas City Southern;

“Moody’s” means Moody’s Investors Service, Inc.;

“MRRS Decision” means, collectively:

(a)

the MRRS Decision Document “In the Matter of the Securities Legislation of Alberta, British Columbia, Saskatchewan, Manitoba, Ontario, Québec, New Brunswick, Nova Scotia, Newfoundland, Prince Edward Island, the Northwest Territories, the Yukon and Nunavut and In the Matter of the Mutual Reliance Review System for Exemptive Relief Applications and In the Matter of Canadian Pacific Limited, PanCanadian Petroleum Limited, Canadian Pacific Railway Company, CP Ships Limited, Canadian Pacific Railway Limited, Fording Arrangement Inc., PanCanadian Energy Corporation and FHR Investments Inc.” dated September 21, 2001 and issued by the ASC (the “ASC MRRS Decision”),

(b)

Order 2011-00051 “In the Matter of the Securities Act, S.N.B. 2004 c.S-5.5, as amended (Act) and In the Matter of Canadian Pacific Railway Company” dated June 20, 2011 and issued by the New Brunswick Securities Commission (the “NB Order”); and

(c)

the Order “In the Matter of the Securities Legislation of Prince Edward Island and In the Matter of Canadian Pacific Railway Company” dated June 17, 2011 and issued by the Prince Edward Island Securities Office (the “PEI Order”);

“NI 41-101” means National Instrument 41-10 I – General Prospectus Requirements;

“NI 44-101” means National Instrument 44-101 – Short Form Prospectus Distributions;

“NI 44-102” means National Instrument 44-102 – Shelf Distributions;

“Offered Notes” has the meaning given to it in the first paragraph of this Agreement;

“Offering” has the meaning given to it in the first paragraph of this Agreement;

“Passport System” means the passport system procedures provided for under National Policy 11-202 – Process for Prospectus Reviews in Multiple Jurisdictions and Multilateral Instrument 11-102 – Passport System;

“Person” includes an individual, a partnership, a corporation, a company, a trust, an unincorporated organization, a union, a government or any department or agency thereof (collectively, an “entity”) and the heirs, executors, administrators, successors, or other legal representatives as the case may be, of such entity;

“Preliminary Base Shelf Prospectus” means the (preliminary) short form base shelf prospectus of the Company dated June 21, 2021 (in both the English and French languages, unless the context otherwise requires) and any and all Documents Incorporated by Reference;

“Prospectus” means, collectively, the Supplemented Shelf Prospectus and any Prospectus Amendment;

“Prospectus Amendment” means any amendment to the Final Base Shelf Prospectus, or the Prospectus Supplement (in both the English and French languages, unless the context otherwise requires) and any and all Documents Incorporated by Reference;

“Prospectus Supplement” means the final shelf prospectus supplement of the Company dated November 17, 2021 to the Final Base Shelf Prospectus relating to the distribution of the Offered Notes (in both the English and French languages, unless the context otherwise requires) and any and all Documents Incorporated by Reference;

“Purchasers” means, collectively, the purchasers of Offered Notes under the Offering;

“Qualifying Provinces” means all of the provinces of Canada;

“Quarterly Financial Information” means, collectively:

(a)	CPRL’s unaudited interim comparative financial statements and the notes thereto as at and for the 3 and 9 months ended September 30, 2021; and

(b)	CPRL’s management discussion and analysis dated October 20, 2021 for the 3 and 9 months ended September 30, 2021;

“SEC” means the U.S. Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Shelf Procedures” means the rules and procedures established under NI 44-102;

“Standard & Poor’s” means Standard & Poor’s, a division of S&P Global Inc.;

“Subsidiary” means a “subsidiary” as defined in section 4 of the Securities Act (Alberta);

“Supplemented Shelf Prospectus” means, together, the Final Base Shelf Prospectus and the Prospectus Supplement;

“Tax Act” means the Income Tax Act (Canada), including the regulations promulgated thereunder, each as amended from time to time;

“template version” has the meaning given to it in NI 41-101 and includes any revised template version of Marketing Materials as contemplated by such instrument;

“Translated Material” means the French language version of the Prospectus, Prospectus Amendment or Prospectus Supplement or Documents Incorporated by Reference, as the case may be, the translation of which into the French language has been completed by the Company, which shall include, for greater certainty, all such documents, disclosure, information or material not otherwise the subject of an opinion delivered by the Company’s Québec counsel or the Company’s auditors pursuant to Section 3(a)(i)(E);

“Trust Indenture” means the trust indenture dated May 23, 2008 between the Company and Computershare Trust Company of Canada, as trustee, and supplemented by the first supplemental indenture dated November 24, 2015 among the Company, CPRL, as guarantor, and Computershare Trust Company of Canada, as trustee, and the second supplemental indenture dated March 9, 2020 among the Company, CPRL, as guarantor, and Computershare Trust Company of Canada, as trustee, as may be amended or restated from time to time, providing for the issue of debt securities of the Company, including the Offered Notes;

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

“U.S. Special Resolution Regime” means each of (i) the U.S. Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Unless otherwise expressly provided in this Agreement, words importing only the singular number include the plural and vice versa and words importing gender include all genders. References to “sections” are to the appropriate section of this Agreement.

All funds referred to in this Agreement shall be in Canadian dollars.

TERMS AND CONDITIONS

1.	Qualification of Prospectus by the Company for the Offering

(a)

The Company covenants that the Offered Notes will be duly and validly created, authorized and issued by the Company at the Closing Time in accordance with the terms and conditions of this Agreement and the Trust Indenture and will have attributes and characteristics which conform to the attributes and characteristics as set out in Schedule “A” hereto.

(b)

The Company represents and warrants to the Agents that the Company has prepared and filed the Preliminary Base Shelf Prospectus with the Canadian Securities Regulators and has obtained a receipt from the ASC for the Preliminary Base Shelf Prospectus, which receipt also evidences that the Ontario Securities Commission has issued a receipt for the Preliminary Base Shelf Prospectus. Pursuant to the Passport System, a receipt for the Preliminary Base Shelf Prospectus is deemed to be issued by the regulator in each of the Qualifying Provinces other than the Province of Ontario if the conditions of the Passport System have been satisfied.

(c)

The Company represents and warrants to the Agents that the Company has prepared and filed the Final Base Shelf Prospectus with the Canadian Securities Regulators and has obtained a receipt from the ASC for the Final Base Shelf Prospectus, which receipt also evidences that the Ontario Securities Commission has issued a receipt for the Final Base Shelf Prospectus. Pursuant to the Passport System, a receipt for the Final Base Shelf Prospectus is deemed to be issued by the regulator in each of the Qualifying Provinces other than the Province of Ontario if the conditions of the Passport System have been satisfied.

(d)

The Company covenants with the Agents that it shall have, by no later than 9:00 p.m. (Calgary time) on November 18, 2021, prepared and filed the Prospectus Supplement with the Canadian Securities Regulators, and will promptly fulfil and comply with, to the satisfaction of the Agents, acting reasonably, Applicable Securities Laws required to be fulfilled or complied with by the Company to enable the Offered Notes to be lawfully distributed to the public in the Qualifying Provinces through the Agents or any other investment dealers or brokers, in each case registered as such in the Qualifying Provinces that are and act in compliance with the terms of their registrations as such.

(e)

Until the completion of the distribution of the Offered Notes, the Company shall promptly take all additional steps and proceedings that from time to time may be required under the Applicable Securities Laws in each Qualifying Province to continue to qualify the Offered Notes for distribution or, in the event that the Offered Notes, have, for any reason, ceased to so qualify, to again qualify the Offered Notes for distribution.

(f)

Prior to the filing of the Prospectus Supplement, the Company shall have permitted the Agents to participate fully in the preparation of the Prospectus Supplement and shall have allowed the Agents to conduct all due diligence investigations that they reasonably require in order to fulfil their obligations as Agents under the Applicable Securities Laws and in order to enable them responsibly to execute the certificate in such Prospectus Supplement required to be executed by them.

2.	Representations, Warranties and Covenants of the Agents

(a)	Covenants of the Agents

(i)

The Agents shall distribute the Offered Notes to the public, directly and through other investment dealers and brokers, only as permitted by Applicable Securities Laws and upon the terms and conditions set forth in the Prospectus and in this Agreement.

(ii)

The Agents agree not to distribute the Offered Notes in such manner as to require registration of the Offered Notes or the filing of a prospectus or any similar document under the Laws of any jurisdiction outside the Qualifying Provinces or to subject the Company to any continuous disclosure or other similar reporting requirements under the Laws of any jurisdiction outside of the Qualifying Provinces to which it is not currently subject. The Agents agree that they will not offer or sell any of the Offered Notes constituting a part of their allotment within the United States.

(iii)	The obligations of the Agents under this Section 2(a) are several and not joint or joint and several.

(iv)	No Agent will be liable for any act, omission, default or conduct by any other Agent.

(v)

Any information that is not publicly available or within the public domain (but only for so long as such information is not publicly available or within the public domain (other than as a result of a disclosure by the Agents or the Agent Parties (as defined below) in breach of the confidentiality obligations set out in this paragraph) concerning the business and affairs of the Company that is provided by the Company to the Agents (or their advisors) for purposes of the Agents’ due diligence investigations provided for herein (the “Information”), shall be treated and held in confidence by the Agents and each of the Agents’ respective affiliates, agents, officers, directors, employees and advisors (collectively, the “Agent Parties”), and shall not be disclosed or used other than in connection with or in relation to the services to be performed by the Agents as contemplated in this Agreement, without the Company’s prior written consent, except (A) as required by law, rule or regulation or by any court or governmental authority, or in order to make a full defense against any claim against any of the Agents and in the course of any judicial, administrative or other legal or regulatory proceeding, or pursuant to a subpoena, civil investigative demand or other similar process, or pursuant to the rules. and policies of any applicable securities commission, stock exchange, other regulatory authority under Applicable Securities Laws, or any self-regulatory authority or organization, or (B) in response to any investigation, inquiry or allegation by, or any communication with, any court, governmental authority, administrative body, securities commission, stock exchange, regulatory or self regulatory authority or organization or other similar entity, and in the case of either (A) or (B), only after, to the extent not prohibited by law, prior consultation with the Company by the Agent or the Agent Party required to disclose the Information. Notwithstanding the foregoing, nothing in this paragraph shall (A) restrict, prohibit, diminish or otherwise adversely affect the ability of the Agents to perform their due diligence investigations, satisfy their due diligence obligations or establish a due diligence defense, including the dissemination of Information among and between the Agents and the Agent Parties, or (B) restrict or diminish the obligations of the Company to comply with Applicable Securities Laws, including their obligation to ensure that the Prospectus contains full, true and plain disclosure of all material facts relating to the Company and the Offered Notes.

(b)	Representation and Warranty of the Agents

Except as may be disclosed in the Prospectus, each of the Agents represents and warrants that, to its knowledge, the Company is not a “related issuer” or “connected issuer” of such Agent within the meaning of National Instrument 33-105 – Underwriting Conflicts of the Canadian Securities Regulators.

3.	Prospectus Filing

(a)	Deliveries on Filings in Relation to the Offering

(i)

On or prior to the time of filing of the Prospectus Supplement, the Company shall deliver to each of the Agents (except to the extent such documents have been previously delivered to the Agents or are available on SEDAR):

(A)

a copy of each of the Final Base Shelf Prospectus and the Prospectus Supplement (in both English and French language versions, unless the context otherwise requires) signed, as applicable, by the Company as required by Applicable Securities Laws;

(B)

a copy of any other Document Incorporated by Reference or document required to be filed by the Company under Applicable Securities Laws (in both English and French language versions, unless the context otherwise requires);

(C)

a “long-form” comfort letter of the Auditors dated the date of the Prospectus Supplement (with the requisite procedures to be completed by such Auditors no later than two Business Days prior to the date of the Prospectus Supplement), addressed to the Agents and the Company, in form and substance satisfactory to the Agents, acting reasonably, with respect to certain financial information relating to the Company contained in the Supplemented Shelf Prospectus, which letter shall be in addition to the Auditors’ report contained in the Annual Financial Information;

(D)

a “long-form” comfort letter of the KCS Auditors dated the date of the Prospectus Supplement (with the requisite procedures to be completed by such KCS Auditors no later than two Business Days prior to the date of the Prospectus Supplement), addressed to the Agents and the Company, in form and substance satisfactory to the Agents, acting reasonably, with respect to certain financial information relating to Kansas City Southern contained in the Supplemented Shelf Prospectus, which letter shall be in addition to the KCS Auditors’ report contained in the most recent Kansas City Southern annual financial statements; and

(E)	at the respective time of the delivery to the Agents pursuant to Section 3(a)(i)(A) of the French language version of the Prospectus Supplement:

(1)

an opinion of counsel in Québec, reasonably satisfactory in form and substance to the Agents and addressed to the Agents and the Company and dated the date of the Prospectus Supplement, to the effect that the French version of the Prospectus Supplement and the Final Base Shelf Prospectus and of any Documents Incorporated by Reference (except for any financial statements and financial information which are the subject of the opinion of the Auditors and BCF Business Law referred to in Section 3(a)(i)(E)(2) and the Translated Material, as to which no opinion need be expressed by Québec counsel) is in all material respects a complete and proper translation of the English version thereof and that the English and French versions are not susceptible of any materially different interpretations with respect to any material matter contained therein; and

(2)

opinions of each of the Auditors and BCF Business Law, reasonably satisfactory in form and substance to the Agents and addressed to the Agents and the Company and dated the date of the Prospectus Supplement, to the effect that the French version of the financial statements and financial information of each of the Company and Kansas City Southern, as applicable, set forth in the Prospectus Supplement and the Final Base Shelf Prospectus or incorporated therein by reference and as to which no opinion has been expressed by Québec counsel is in all material respects a complete and proper translation of the English version thereof and that the English and French versions of such financial statements and financial information are not susceptible of any materially different interpretation with respect to any matter contained therein;

(ii)

In the event that the Company is required by Applicable Securities Laws to prepare and file a Prospectus Amendment, the Company shall prepare and deliver promptly to the Agents a signed copy of such Prospectus Amendment. Any Prospectus Amendments shall be in form and substance satisfactory to the Agents, acting reasonably. Concurrently with the delivery of any Prospectus Amendment, the Company shall deliver to the Agents, with respect to such Prospectus Amendment, to the extent applicable and as the context requires, documents similar to those referred to in Sections 3(a)(i)(B), 3(a)(i)(C) and 3(a)(i)(E) above in form and substance acceptable to the Agents and the Agents’ Counsel, acting reasonably.

(iii)

During the distribution of the Offered Notes, the Agents may prepare, in consultation with the Company, and provide Marketing Materials to potential investors in connection with the distribution of the Offered Notes in accordance with Part 9A of NI 44-102. Any Marketing Materials provided to potential investors of Offered Notes shall comply with Applicable Securities Laws and be acceptable in form and substance to the Agents and the Company, each acting reasonably. The Marketing Materials, or any template version thereof, shall be approved in writing by the Company and BMO, on behalf of the Agents, as contemplated by Applicable Securities Laws prior to the time such Marketing Materials are provided to potential investors of Offered Notes. The Company shall file a template version of such Marketing Materials with the Canadian Securities Regulators on or before the day the Marketing Materials are first provided to any potential investor of Offered Notes. Any comparables (as defined in NI 44-102) and any disclosure relating to such comparables shall be removed from the template version in accordance with NI 44-102 prior to filing such template version with the Canadian Securities Regulators and a complete template version containing such comparables and any disclosure relating to the comparables, if any, shall be delivered to the Canadian Securities Regulators by the Company.

(iv)	The Agents, on a several basis, covenant and agree during the distribution of the Offered Notes:

(A)	not to provide any potential investor of Offered Notes with any materials or information in relation to the distribution of Offered Notes or the Company other than:

(1)	such Marketing Materials that have been approved by the Company and BMO, on behalf of the Agents, in accordance with Section 3(a)(iii);

(2)	the Final Base Shelf Prospectus, the Prospectus Supplement and any applicable Prospectus Amendment; and

(3)	standard term sheets that comply with Part 9A of NI 44-102;

(B)

that any Marketing Materials approved by the Company and BMO, on behalf of the Agents, in accordance with Section 3(a)(iii) hereof, and any standard term sheets, shall only be provided to potential investors of Offered Notes in the Qualifying Provinces and, in the case of Marketing Materials, shall be accompanied by a copy of the Final Base Shelf Prospectus, any Prospectus Amendment and any applicable shelf prospectus supplement that has been filed; and

(C)	not to conduct any road show except in accordance with Part 9A of NI 44-102 and other Applicable Securities Laws.

(v)

The Company covenants and agrees that during the distribution of the Offered Notes it shall not provide any Marketing Materials or standard term sheets to potential investors without the prior consent of BMO, on behalf of the Agents, and the Company consents to the Agents’ use of the Marketing Materials and any standard term sheets, as contemplated in Sections 3(a)(iii) and 3(a)(iv), the Final Base Shelf Prospectus, Prospectus Supplement and any Prospectus Amendment for the offering and distribution of the Offered Notes in compliance with the provisions hereof and Part 9A of NI 44-102 and other Applicable Securities Laws. For greater certainty, the foregoing shall not apply to (A) any non-deal road shows or investor presentations or updates; or (B) any offering of Offered Notes by the Company directly to the public.

(b)	Representations as to Final Base Shelf Prospectus and Prospectus Amendments

Filing of the Final Base Shelf Prospectus, the Marketing Materials, the Prospectus Supplement and any Prospectus Amendment shall constitute a representation and warranty by the Company to the Agents that, as at their respective dates and as at their respective dates of filing:

(i)

the information and statements (except information and statements relating solely to the Agents which have been provided by the Agents in writing specifically for use in the Prospectus Supplement or any Prospectus Amendment (collectively, “Agents’ Information”)) contained in the Final Base Shelf Prospectus, the Marketing Materials, the Prospectus Supplement and any Prospectus Amendment are true and correct in all material respects and contain no misrepresentation and, when taken as a whole, constitute full, true and plain disclosure of all material facts relating to the Company and the Offered Notes and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading;

(ii)	except with respect to any Agents’ Information, such documents comply in all material respects with the requirements of Applicable Securities Laws; and

(iii)

except as has been publicly disclosed, there has been no intervening material change (actual, proposed or prospective, whether financial or otherwise), from the date of the Prospectus Supplement or any Prospectus Amendment, as the case may be, to the time of delivery thereof pursuant to Section 3(a)(i), in the affairs, operations, assets, liabilities (contingent or otherwise), or ownership of the Company.

Such filings shall also constitute the Company’s consent to the Agents’ use of the Prospectus in connection with the distribution of the Offered Notes in the Qualifying Provinces in compliance with this Agreement and Applicable Securities Laws.

(c)	Commercial Copies

The Company shall use commercially reasonable efforts to cause commercial copies of the Supplemented Shelf Prospectus and any Prospectus Amendment to be delivered to the Agents without charge, in such numbers and in such cities as the Agents may reasonably request. Such delivery of the Supplemented Shelf Prospectus and any Prospectus Amendment shall be effected as soon as possible after filing the subject Supplemented Shelf Prospectus and any Prospectus Amendment with the Canadian Securities Regulators and obtaining the applicable receipt therefor, but, in any event, with respect to the Supplemented Shelf Prospectus and any Prospectus Amendment, on or before 5:00 p.m. (Toronto time) on the first Business Day following the filing thereof with the Canadian Securities Regulators.

(d)	Notice of Completion of Distribution

After the Closing Time, the Agents shall:

(i)	use their commercially reasonable efforts to complete the distribution of the Offered Notes as promptly as possible; and

(ii)

give prompt written notice to the Company when, in the opinion of the Agents, they have completed distribution of the Offered Notes if any, including notice as to the total proceeds realized in each of the Qualifying Provinces.

4.	Material Change During Distribution

(a)	Material Change Regarding the Company

During the period from the date of this Agreement to the Closing Date, the Company shall promptly notify the Agents in writing of:

(i)

any material change, occurrence or development (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, financial condition, affairs, operations, assets, liabilities (contingent or otherwise), revenue, control or capital of the Company;

(ii)

any change in any material fact (which for the purposes of this Agreement shall be deemed to include the disclosure of any previously undisclosed material fact) contained in the Prospectus, including all Documents Incorporated by Reference;

(iii)

the occurrence or discovery of a material fact or event, which fact or event is, or may be, of such a nature as to render any statement in the Prospectus, including all Documents Incorporated by Reference, misleading or untrue in any material respect or which would result in a misrepresentation in the Prospectus or which would result in the Prospectus not complying (to the extent that such compliance is required) with the Applicable Securities Laws in Canada; and

(iv)

any material change in the terms of the Acquisition, any amendment to the terms or conditions of the Merger Agreement (or material waivers in respect thereof) or the termination of the Merger Agreement.

The Company will in good faith discuss with the Agents as promptly as possible any circumstance or event which is of such a nature that there is or ought, in the discretion of the Company acting reasonably, to be consideration given as to whether there may be a material change or change in a material fact or other matter as described in this Section 4(a), and the Company shall promptly, and in any event within any applicable time limitation, comply, to the reasonable satisfaction of the Agents, with all applicable filings and other requirements under Applicable Securities Laws as a result of such fact or change. However, the Company shall not file any Prospectus Amendment or other document without first consulting with the Agents with respect to the form and content thereof and obtaining approval from the Agents, which approval will not be unreasonably withheld. The Company shall cooperate in all respects with the Agents to allow and assist the Agents to participate fully in the preparation of any Prospectus Amendment or other document and shall allow the Agents to conduct any and all due diligence which in the opinion of the Agents is required in order to enable the Agents to responsibly execute any certificates required to be executed by the Agents in any Prospectus Amendment to fulfill their obligations under Applicable Securities Laws. The Company shall in good faith discuss with the Agents any fact or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt whether written notice need be given under this Section 4(a).

(b)	Change in Applicable Securities Laws

If, during the period of distribution to the public of the Offered Notes, there shall be any change in the Applicable Securities Laws which, in the opinion of the Agents and the Company, each acting reasonably, requires the filing of a Prospectus Amendment, the Company shall, to the satisfaction of the Agents, acting reasonably, promptly prepare and file such Prospectus Amendment with the appropriate securities regulatory authority in each of the Qualifying Provinces where such filing is required, and the provisions of Section 4(a) will apply, mutatis mutandis.

(c)	Change in Closing Date Following Material Change

If a material change or a change in a material fact occurs prior to the Closing Date and as a result thereof the Company is required, pursuant to Applicable Securities Laws, to file a Prospectus Amendment, then, subject to Section 8, the Closing Date shall be, unless the Company and the Agents otherwise agree in writing, the fourth Business Day following the later of:

(i)

the date on which all applicable filings or other requirements of the Applicable Securities Laws with respect to such material change or change in a material fact have been complied with in all Qualifying Provinces and any appropriate receipts obtained for such filings and notice of such filings from the Company or the Company’s Counsel have been received by the Agents; and

(ii)	the date upon which the commercial copies of the Prospectus Amendment have been delivered in accordance with Section 3(c);

provided, however, in no event shall the Closing Date be later than the Latest Closing Date.

5.	Representations and Warranties of the Company

The Company hereby represents, warrants and covenants to and with the Agents, for the benefit of the Agents and in trust for the benefit of the Purchasers, and acknowledges that the Agents and the Purchasers are relying upon such representations and warranties in purchasing the Offered Notes, that:

(a)

each Offered Note to which the Prospectus Supplement or Marketing Materials relates will at its date of issue be duly and validly issued pursuant to the Trust Indenture and will constitute a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to qualifications as to enforceability contained in Section 5(n) below;

(b)	the Prospectus, each Document Incorporated by Reference, each Prospectus Amendment, the Prospectus Supplement and all Marketing Materials comply with the provisions of Applicable Securities Laws;

(c)

the Trust Indenture has been duly authorized by each of the Company and CPRL and is a legal, valid and binding obligation of each of the Company and CPRL, enforceable in accordance with its terms, subject to qualifications as to enforceability contained in Section 5(n) below, and complies with or has been exempted from all applicable Laws;

(d)	the Prospectus (except any Agents’ Information) constitutes full, true and plain disclosure of all material facts relating to the Company and its Subsidiaries, taken as a whole, and the Offered Notes;

(e)

the Prospectus (except any Agents’ Information) does not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make statements therein, in light of the circumstances under which they were made and in the context of the issue of the Offered Notes, not misleading and any Marketing Materials provided to any potential investors in connection with a distribution of Offered Notes does not contain any misleading or untrue statements;

(f)

the statements in the Final Base Shelf Prospectus under the heading “Purchasers’ Statutory Rights” and in the Prospectus Supplement under the headings “Details of the Offering”, “Eligibility for Investment”, “Certain Canadian Income Tax Considerations” and “Purchasers’ Statutory Rights” insofar as such statements summarize the provisions of documents and legal matters discussed therein, and subject to the qualifications, assumptions, limitations and understandings set out therein, are accurate and fair summaries, in all material respects, of such documents and legal matters;

(g)

the Company has fulfilled all requirements to be fulfilled by it, including the filing of the Prospectus and all continuous disclosure materials required to be filed pursuant to Applicable Securities Laws (including the filing of the Prospectus Supplement, any template version or revised template version of Marketing Materials and any other documents required to be filed with the Prospectus Supplement, which the Company will file within the time limits prescribed in the Shelf Procedures), to enable the Offered Notes to be offered for sale and sold to the public in all of the Qualifying Provinces through registrants who have complied with the relevant provisions of Applicable Securities Laws and the terms and conditions, if any, applicable to their registration;

(h)

except as disclosed in the Prospectus, there has been no material adverse change, financial or otherwise, in the business, affairs, operations, assets, liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, since the end of the last completed fiscal year of the Company or CPRL for which financial statements have been reported on by the Auditors and filed with the Canadian Securities Regulators;

(i)	the Company is qualified under Applicable Securities Laws to make use of NI 44-101 and the Shelf Procedures for the distribution or distribution to the public of Offered Notes;

(j)

each of CPRL and the Company and its Subsidiaries has been duly incorporated and organized, or is otherwise duly formed, and is validly existing under the laws of the jurisdiction of its existence and has all requisite corporate or other power and authority to carry on its business, as now conducted and as presently proposed to be conducted by it as described in the Prospectus, and to own or lease its assets. All outstanding shares or other ownership interests of each Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable, as applicable, and except as otherwise set forth in the Prospectus, all outstanding shares or other ownership interests of the Material Subsidiaries are owned by the Company either directly or indirectly through wholly-owned subsidiaries, free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances;

(k)

the Company has no Material Subsidiaries other than Soo Line Corporation, Soo Line Railroad Company, Soo Line Holding Company, Mount Stephen Properties Inc., Dakota, Minnesota & Eastern Railroad Corporation, 6061338 Canada Inc., 3939804 Canada Inc., CPFL S.à r.l., CP (US) Holding Corporation and CPFS AG;

(l)

each of CPRL, the Company and its Material Subsidiaries is qualified or registered to carry on business and is validly subsisting under the laws of each jurisdiction in which it carries on its business except where the failure to be so qualified or registered would not reasonably be expected to have a Material Adverse Effect;

(m)

the Company is not in default or breach of, and the execution and delivery of, and the performance of and compliance with the terms of this Agreement by the Company or any of the transactions contemplated hereby, including the issue and sale of the Offered Notes, does not and will not result in any breach of, or constitute a default under, and does not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under or create any lien, security interest or encumbrance on its properties or assets under, any term or provision of the articles, by-laws or resolutions of the Company, or any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Company or any of its Subsidiaries is a party or by which it or they are bound or to which its or their property is subject, or any judgment, decree, order, statute, rule or regulation applicable to the Company, which default or breach might reasonably be expected to have a Material Adverse Effect;

(n)

the Company has full corporate power and authority to enter into this Agreement, to issue the Offered Notes and to perform its obligations set out herein, and this Agreement and the Trust Indenture have been duly authorized, executed and delivered by the Company and each is a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms subject to the general qualifications that:

(i)	enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally;

(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court; and

(iii)	rights of indemnity contained herein may be limited under applicable Law;

(o)

neither the Company nor CPRL is, or after giving effect to the offering and sale of the Offered Notes and the application of the proceeds thereof as described in the Prospectus, will be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder;

(p)

no consent, approval, authorization, order, permit, licence, filing, regulation, clearance or qualification of any court or Governmental Authority is required in connection with the transactions contemplated by this Agreement except such as have been obtained under Applicable Securities Laws of each of the Qualifying Provinces;

(q)

the Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the entities indicated as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Applicable Securities Laws and have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein), and CPRL is an “SEC issuer” within the meaning of National Instrument 52-107 – Acceptable Accounting Principles and Auditing Standards. Any selected financial data set forth in the Prospectus or any Prospectus Amendment or Prospectus Supplement, as applicable, fairly presents, on the basis stated in the Prospectus, Prospectus Amendment or Prospectus Supplement, as the case may be, the information included therein;

(r)

the description of the assets and liabilities of CPRL, the Company and its Subsidiaries, taken as a whole, set forth in the Financial Statements fairly presents, in accordance with United States generally accepted accounting principles consistently applied, the financial position and condition of CPRL, the Company and its Subsidiaries, taken as a whole, as at the dates thereof and reflects all material liabilities (absolute, accrued, contingent or otherwise) of CPRL, the Company and its Subsidiaries, as at the dates thereof;

(s)

except as disclosed in the Prospectus, there are no actions, suits, proceedings or inquiries pending or (to the knowledge of the Company) threatened against or affecting CPRL, the Company or any of its Subsidiaries or any of their undertakings, property and assets at Law or before or by any Governmental Authority which in any way have, or could reasonably be expected to have, a Material Adverse Effect, or which affect or may affect the distribution of the Offered Notes;

(t)

except as disclosed in the Prospectus, since the end of the Company’s most recently completed financial year, neither CPRL, the Company nor any of its Subsidiaries has incurred, assumed or suffered any liability (absolute, accrued, contingent or otherwise) or entered into any transaction which is or may be material to the Company and its Subsidiaries, taken as a whole;

(u)

the information and statements set forth in the Company’s Information Record were true, correct, and complete and did not contain any misrepresentation, as of the date of such information or statements;

(v)

the authorized capital of the Company consists of an unlimited number of special shares, first preferred shares, second preferred shares, third preferred shares, fourth preferred shares and ordinary shares, and all the issued and outstanding ordinary shares of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are owned by CPRL, and no special or preferred shares are issued and outstanding;

(w)

no Person holds any securities convertible or exchangeable into ordinary shares of the Company or has any agreement, warrant, option, right or privilege being or capable of becoming an agreement, warrant, option or right for the purchase of any unissued securities of the Company;

(x)	each of CPRL and the Company is a “reporting issuer” or has equivalent status in each of the Qualifying Provinces within the meaning of Applicable Securities Laws;

(y)

no Canadian Securities Regulator, securities regulator, stock exchange or similar regulatory authority has issued any order which is currently outstanding preventing or suspending trading in any securities of the Company or CPRL, and no proceedings for that purpose have been initiated or, to the knowledge of the Company, are pending, threatened or contemplated;

(z)	neither the Company nor CPRL is in default of any material requirement of Applicable Securities Laws;

(aa)

the common shares of CPRL that are currently issued and outstanding are listed and posted for trading on the Toronto Stock Exchange and the New York Stock Exchange and CPRL is not in default of its listing requirements on the Toronto Stock Exchange and the New York Stock Exchange in any material respect;

(bb)

no order preventing, ceasing or suspending trading in any securities of the Company or CPRL, or prohibiting the issue and sale of securities by the Company or CPRL has been issued and no proceedings for either of such purposes have been initiated or, to the knowledge of the Company, are pending, threatened or contemplated;

(cc)

the MRRS Decision has not been altered, varied or amended since the date of issuance thereof and remains in full force and effect, as applicable to the Company, and the Company has not received any notice of revocation or modification of the MRRS Decision from any Canadian Securities Regulator;

(dd)

each of the Company and CPRL are, and during the period of distribution of the Offered Notes will be, in full compliance with the requirements of sections 9.1, 9.2, 9.3 and 9.4 of the ASC MRRS Decision, the NB Order and the PEI Order;

(ee)

except as disclosed in the Prospectus, each of the Company and its Subsidiaries owns or leases or is entitled to own or lease all such properties as are necessary to the conduct of its operations as presently conducted, except such as would not, individually or in the aggregate, constitute a Material Adverse Effect;

(ff)

the Auditors, who have certified certain financial statements of CPRL and its consolidated Subsidiaries and delivered their report with respect to the Financial Statements, are independent with respect to CPRL and the Company within the meaning of Applicable Securities Laws and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Board Oversight Board (United States);

(gg)

except as disclosed in the Prospectus, the Company and each of its Subsidiaries has filed all domestic, foreign, federal, provincial, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect) whether or not arising from transactions in the ordinary course of business and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business;

(hh)

except as disclosed in the Prospectus, no labour problem or dispute with the employees of the Company or any of its Subsidiaries exists or is threatened or imminent and the Company is not aware of any existing or imminent labour disturbance by the employees of any of its or its Subsidiaries’ principal suppliers, contractors or customers, in each case that could have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business;

(ii)

except as disclosed in the Prospectus, the Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect;

(jj)

except as disclosed in the Prospectus, no Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock or other ownership interest, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company;

(kk)

except as disclosed in the Prospectus, the Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate Governmental Authorities necessary to conduct their respective businesses except where the failure to possess such license, certificate, permit or other authorization would not, individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business;

(ll)

CPRL, the Company and each of its Subsidiaries maintain a system of internal accounting controls that complies in all material respects with the requirements of Applicable Securities Laws sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with accounting principles generally accepted in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; management has assessed the effectiveness of CPRL’s and the Company’s internal accounting controls, as at December 31, 2019, and has concluded that such internal accounting controls was effective as of such date;

(mm)

neither the Company nor CPRL has taken, directly or indirectly, any action designed to or that would constitute or that is intended to or that might reasonably be expected to cause or result in, under Applicable Securities Laws or otherwise, stabilization, maintenance or manipulation of the price of any security of the Company or CPRL to facilitate the sale or resale of the Offered Notes;

(nn)

except as disclosed in the Prospectus, the Company and its Subsidiaries are (i) in compliance with Environmental Laws, (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or actual or potential liability would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business. Except as set forth in or contemplated in the Prospectus, neither the Company nor any of the Subsidiaries has been named as a “potentially responsible party” with respect to any material environmental issue under the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or under any similar Canadian legislation;

(oo)

in the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); the Company also conducts pre-acquisition investigations of new railroad properties to identify potential violations of Environmental Laws, trains management personnel in the recognition of and proper response to incidents of non-compliance with Environmental Laws and establishes procedures for communicating such incidents to the Company’s designated responsible officer. On the basis of such review, except as set forth in or contemplated in the Prospectus, the Company has concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business;

(pp)

each of the Company and its Subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of the Company and its Subsidiaries are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. The Company and its Subsidiaries have not incurred any unpaid liability to the Pension Benefit Guaranty Company (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA;

(qq)

all of the Company’s and its Subsidiaries’ registered pension plans are in compliance with all applicable laws and all investment, administration, solvency and funding requirements under applicable federal pension standards, no event has occurred which could give rise to a partial or full termination of any such plan, no improper withdrawals or application of plan assets have been made, no governmental authority has imposed any restrictions on the payment or settlement of benefits under such plans and no solvency funding relief has been applied for or is expected to be applied for except as has been disclosed in the Prospectus;

(rr)

except as disclosed in the Prospectus, the Company and each Subsidiary has good and sufficient title to all items of real property and improvements and to all equipment and personal property owned by each of them, in each case free and clear of any security interests, liens, encumbrances, duties, claims and other defects, except such as do not materially interfere with the use made or proposed to be made of such property by the Company or such Subsidiary and the real property, improvements, equipment and personal property held under lease by the Company or any Subsidiary are held under valid, subsisting and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such Subsidiary;

(ss)

the Company is a Class 1 rail carrier in Canada and a Class I railway in the United States (a railroad earning a minimum of US$900 million in revenues annually as defined by the Surface Transportation Board in the United States);

(tt)

the Company and its Subsidiaries own, possess, license or have other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Company’s business as now conducted or as proposed in the Prospectus to be conducted. Except as set forth in the Prospectus (i) there are no rights of third parties to any such Intellectual Property, except for any rights that may exist that would not, either individually or in the aggregate, cause a Material Adverse Effect; (ii) there is no material infringement by third parties of any such Intellectual Property claim, except for any rights, infringements, actions, suits, proceedings or claims that would not, either individually or in the aggregate, cause a Material Adverse Effect; (iii) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (iv) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; and (v) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any other fact which would form a reasonable basis for any such claim;

(uu)

all of the Translated Material contained in or incorporated by reference in the Prospectus, each Prospectus Amendment and the Prospectus Supplement is in all material respects a complete and proper translation thereof in the French language;

(vv)

neither CPRL, the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of CPRL, the Company or any of its Subsidiaries is aware of or has, directly or indirectly, (i) made or authorized any contribution, payment or gift to any foreign or domestic government official, employee, agency, authority or instrumentality, or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift is prohibited under the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the Corruption of Foreign Public Officials Act (Canada) or the rules and regulations promulgated thereunder;

(ww)

in the event the Agents are required to obtain, verify and record information regarding CPRL, the Company and its Subsidiaries and their directors, authorized signing officers, direct or indirect shareholders or unitholders or other persons in control of CPRL, the Company and its Subsidiaries, and the transactions contemplated hereby, the Company will promptly: (i) provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Agent, in order to comply with any applicable Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable laws, whether within Canada or elsewhere (collectively, including any related rules or similar rules, regulations or guidelines or orders thereunder, “AML Legislation”), whether now or hereafter in existence; and (ii) if requested from time to time, notify the recipient of any such information of any changes thereto;

(xx)

the operations of CPRL, the Company and its Subsidiaries are and have been conducted at all times in compliance with AML Legislation of all jurisdictions where CPRL, the Company or any of its Subsidiaries conducts business and no action, suit or proceeding by or before any Governmental Authority involving CPRL, the Company or any of its Subsidiaries with respect to AML Legislation is pending or, to the knowledge of the Company, threatened;

(yy)

none of CPRL, the Company, any of its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of CPRL, the Company or any of its Subsidiaries is currently subject to any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State or the Government of Canada; and the Company will not directly or indirectly use the proceeds of the offering of the Offered Notes contemplated hereunder, or lend, contribute or otherwise make available such proceeds to CPRL, any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered or enforced by OFAC, the U.S. Department of State or the Government of Canada;

(zz)

the representations and warranties of the Company in the Merger Agreement, a true copy of which has been provided to the Agents, are true and correct in all material respects subject to the qualifications set out therein as of the date thereof;

(aaa)

to the knowledge of the Company, the representations and warranties of Kansas City Southern in the Merger Agreement are true and correct in all material respects subject to the qualifications set out therein as of the date thereof;

(bbb)

to the Company’s knowledge, information and belief, after reasonable inquiry, no event has occurred or condition exists which will prevent the closing into trust as provided for in the Merger Agreement or the completion of the Acquisition;

(ccc)

the Company has provided the Agents and Agents’ Counsel with full access to all material due diligence materials requested by the Agents and Agents’ Counsel and information provided to the Company by Kansas City Southern in connection with the Acquisition requested by the Agents and Agents’ Counsel;

(ddd)	the Company has conducted due diligence procedures in connection with the Acquisition as are standard and customary for transactions of such nature, including environmental due diligence;

(eee)	Computershare Trust Company of Canada at its principal office in the City of Calgary is the duly appointed trustee under the Trust Indenture; and

(fff)

the Company’s unsecured long-term debt securities are rated by Moody’s and Standard & Poor’s, and the ratings provided by such rating agencies on such unsecured long-term debt securities are as disclosed in the Prospectus.

The representations and warranties of the Company contained in this Agreement shall survive the completion of the transactions contemplated under this Agreement in accordance with Section 14.

6.	Covenants of the Company

The Company hereby covenants to and with the Agents, on their own behalf and on behalf of the Purchasers, as follows:

(a)

the Company will, at the Closing Time, cause the Offered Notes to be validly issued and outstanding and enforceable against the Company in accordance with the terms and conditions of the Trust Indenture;

(b)	the Company will provide to the Agents drafts of any press releases relating to the Offering for review by the Agents prior to issuance;

(c)

prior to the filing of any Prospectus Amendment, the Company shall cooperate in all respects with the Agents to allow and assist the Agents to participate fully in the preparation of such documents and all other documentation required for the offering, distribution and sale of the Offered Notes; and

(d)

at or before the Closing Time, the Company shall have complied with and fulfilled all of the terms and conditions of this Agreement to be complied with by it pursuant hereto and thereto at or before such time.

7.	Conditions

The purchase and sale of the Offered Notes on the Closing Date shall be subject to the following conditions in favour of the Agents:

(a)

the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as at the subject Closing Time, with the same force and effect as if made on and as at such Closing Time, after giving effect to the transactions contemplated by this Agreement;

(b)

the Company shall have complied in all material respects with all of its applicable obligations under this Agreement and satisfied all the applicable terms and conditions of this Agreement on its part to be complied with or satisfied, other than conditions which have been waived, at or prior to the subject Closing Time;

(c)

no consent, approval, authorization, registration or qualification of any court, governmental agency or body, regulatory authority or contractual party shall be required for the distribution of the Offered Notes or the consummation of the transactions contemplated herein;

(d)

receipt by the Agents of a certificate or certificates dated the Closing Date signed by one senior officer and one other authorized Person of the Company with the knowledge of the relevant matters, or such other Person(s), in each case, as may be acceptable to the Agents, certifying for and on behalf of the Company and not in their personal capacity that:

(i)

there has been no material change, financial or otherwise in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company and its Subsidiaries taken as a whole from that disclosed in the Prospectus, including the Documents Incorporated by Reference;

(ii)

no order, ruling or determination having the effect of ceasing or suspending trading in the securities of the Company and CPRL has been issued and no proceedings for such purposes are pending or, to the knowledge of the Persons signing such certificate, contemplated or threatened;

(iii)

the Company has complied with, in all material respects, all applicable terms and conditions of this Agreement to be complied with by the Company (unless waived by the Lead Agents on behalf of the Agents) at or prior to the subject Closing Time;

(iv)

the representations and warranties of the Company contained herein are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) as of the subject Closing Time with the same force and effect as if made at and as of the subject Closing Time after giving effect to the transactions contemplated by this Agreement; and

(v)	that the Merger Agreement has not been terminated;

(e)

receipt by the Agents of a certificate dated the Closing Date signed by an officer of the Company, addressed to the Agents and the Agents’ Counsel, with respect to the constating documents of the Company and the authorizing resolutions related to this Agreement and the Prospectus;

(f)

receipt by the Agents of favourable legal opinions (including an opinion of Quebec counsel) customary for transactions of this nature, dated as of the Closing Date from the Company’s Counsel with respect to all such matters as the Agents may reasonably request including, among other things, (i) the valid existence of the Company and CPRL; (ii) the enforceability of the Trust Indenture and this Agreement; (iii) the creation, authorization, issue and distribution of, the Offered Notes; and (iv) the qualification under Applicable Securities Laws of the distribution of, the Offered Notes, it being understood that the Company’s Counsel may rely on the opinions of local counsel acceptable to them as to matters governed by the Laws of jurisdictions other than the Provinces of Alberta, British Columbia, Ontario or Canada, and may rely, to the extent appropriate in the circumstances, as to matters of fact on certificates of officers of the Company as to matters which specifically relate to the Company;

(g)

the Company shall have received at the Closing Time confirmation, in a form satisfactory to the Agents, acting reasonably, that the Offered Notes are then rated Baa2 by Moody’s and BBB+ by Standard & Poor’s;

(h)

receipt by the Agents of a letter from each of the Auditors and the KCS Auditors, dated the Closing Date, in form and substance satisfactory to the Agents, acting reasonably, addressed to the Agents and the directors of the Company, bringing the information contained in the “long form” comfort letters referred to in Sections 3(a)(i)(C) and 3(a)(i)(D), respectively, forward to the subject Closing Time, provided that such comfort letters shall be based on a review by the Auditors and the KCS Auditors, as applicable, having a cut-off date not more than two Business Days prior to the Closing Date;

(i)

receipt by the Agents of a certificate from Computershare Trust Company of Canada dated the Closing Date and signed by an authorized officer of Computershare Trust Company of Canada confirming their appointment as trustee under the Trust Indenture; and

(j)

receipt by the Agents of such further certificates, opinions of counsel and other documentation from the Company as may be contemplated herein or as the Agents or Agents’ Counsel may reasonably request, provided, however, that the Agents shall request any such certificate or document within a reasonable period prior to the Closing Time that is sufficient for the Company to obtain and deliver such certificate, opinion or document.

8.	Termination Rights

(a)

The obligation of the Agents under this Agreement shall be subject to the accuracy as of the Closing Time in all material respects of the representations and warranties of the Company contained herein and the due fulfilment and compliance in all material respects by the Company of and with its covenants herein.

(b)

All representations, warranties, terms and conditions of this Agreement, other than those which expressly provide for an obligation of the Agents, shall be construed as conditions inserted for the benefit of the Agents. Any material breach of, default under or non-compliance with any such representation, warranty, term or condition by the Company shall entitle any of the Agents, without limitation of any other remedies of the Agents, to terminate this Agreement by giving written notice to that effect to the Company at or prior to the Closing Time. The Agents may waive, in whole or in part, or extend the time for compliance with, any such representation, warranty, term or condition without prejudice to the rights of the Agents in respect of any other such representation, warranty, term or condition or any other or subsequent breach, default or non-compliance with that or any other representation, warranty, term or condition, provided that to be binding on the Agents any such waiver or extension must be in writing and signed by all the Agents. No act of the Agents in offering the Offered Notes or in preparing or joining in the execution of the Prospectus or any Prospectus Amendment shall constitute a waiver by, or estoppel against, the Agents.

(c)

In addition to any other remedies which may be available to the Agents, any Agent shall be entitled, at the Agent’s option, to terminate and cancel, without any liability on the Agent’s part, the Agent’s obligations under this Agreement if, during the period from the date of this Agreement to the Closing Time:

(i)

any order to cease or suspend trading in any securities of CPRL or the Company, or prohibiting or restricting the distribution of the Offered Notes is made, or any proceeding is announced or commenced for the making of any such order, by any securities regulatory authority, any stock exchange or by any other competent authority, and has not been rescinded, revoked or withdrawn;

(ii)

any inquiry, action, suit, investigation or other proceeding (whether formal or informal) is commenced, threatened or announced or any order or ruling is issued under or pursuant to any statute of Canada or any of the Qualifying Provinces, or of the United States or any state thereof or by any official of any stock exchange or by any other regulatory authority having jurisdiction over a material portion of the business and affairs of the Company and its Subsidiaries taken as a whole, or otherwise, or there is any change of law or the interpretation or administration thereof, which in the Agent’s opinion, acting reasonably, may prevent or operate to prevent or restrict the distribution of, or trading in, the Offered Notes or the trading in any other securities of the Company or CPRL or might reasonably be expected to have a significant adverse effect on the market price or value of the Offered Notes;

(iii)

there should develop, occur or come into effect or existence any event, action, or occurrence of national or international consequence, any governmental law or regulation, state, condition or major financial occurrence which, in the Agent’s opinion, acting reasonably, seriously adversely affects, or may seriously adversely affect, the financial markets or the business, operations or affairs of the Company and its Subsidiaries taken as a whole;

(iv)

there shall occur any event or change, or any development including a prospective event or change, financial or otherwise, in the business, financial condition, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company or if there should occur or come into effect any adverse change in the financial markets which, in the Agent’s opinion, acting reasonably could reasonably be expected to have a significant adverse effect on the market price or value of the Offered Notes or the business, operations or affairs of the Company and its Subsidiaries taken as a whole;

(v)

there should occur any material change, change of a material fact, occurrence or event of the nature referred to in Section 4 which, in the Agent’s opinion, would be expected to have a significant adverse effect on the market price or value or on the marketability of the Offered Notes;

(vi)

there is announced any change or proposed change in the income tax laws of Canada or the interpretation or administration thereof which, in the Agent’s opinion, acting reasonably, would be expected to have a significant adverse effect on the market price or value of the Offered Notes;

(vii)

any Agent shall become aware, as a result of its due diligence review or otherwise, of any adverse material change or fact with respect to the Company which had not been publicly disclosed prior to the date of this Agreement; or

(viii)

there shall have occurred a downgrade in the rating applicable to CPRL, the Company or the Offered Notes, by Moody’s or Standard & Poor’s, or if Moody’s or Standard & Poor’s shall place any of the securities of CPRL or the Company on credit watch or shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Offered Notes, by giving the Company (with a copy to the Lead Agents) written notice to that effect at or prior to the Closing Time.

(d)

If the Agents shall elect to terminate their obligation to purchase the Offered Notes as aforesaid, whether the reason for such termination is within or beyond the control of the Company, the liability of the Company hereunder shall be limited to the indemnity referred to in Section 9, the contribution rights referred to in Section 10 and the payment of Expenses referred to in Section 11.

(e)

The rights of termination contained in this Section 8 may be exercised by any Agent acting alone and are in addition to any other rights or remedies the Agents or any of them may have in respect of any of the matters contemplated by this Agreement or otherwise. Any such termination shall not discharge or otherwise affect any obligation or liability of the Company provided herein or prejudice any other rights or remedies any party may have as a result of any breach, default or non-compliance by any other party. A notice of termination given by an Agent under this Section 8 shall not be binding upon any other Agent.

(f)

The execution of any Prospectus Amendment in respect of any material change and the continued offering of the Offered Notes thereafter by the Agents shall not constitute a waiver of the Agents’ rights under this Section 8.

9.	Indemnities

(a)	Company’s Indemnity

The Company agrees to indemnify and save harmless each of the Agents that sells any Offered Notes, as applicable, during the distribution, and each of their respective directors, officers, employees and agents (in the case of agents, only Agents’ Counsel and any other agents who are identified by the Agents on or before the Closing Date) (collectively, the “Indemnified Parties” and each an “Indemnified Party”) from and against all losses (other than a loss of profits), claims (including shareholder actions, derivative or otherwise), actions, damages, liabilities, costs or expenses, joint or several, including reimbursement to the Agents upon demand of the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, “Claims” and each, a “Claim”) in any way caused by, or arising directly or indirectly from, or in consequence of:

(i)

any information or statement (except any statement contained in the Agents’ Information) contained in a Prospectus, or in any certificate of the Company delivered under this Agreement which at the time and in the light of the circumstances under which it was made contains or is alleged to contain a misrepresentation;

(ii)

any omission or alleged omission to state in a Prospectus, or any certificate of the Company delivered under this Agreement, any fact (except facts relating solely to the Agents’ Information) required to be stated in such document or necessary to make any statement in such document not misleading in light of the circumstances under which it was made;

(iii)

any order made or enquiry, investigation or proceedings commenced or threatened by any Canadian Securities Regulator or other competent authority based upon any untrue statement or omission or alleged untrue statement or alleged omission or any misrepresentation or alleged misrepresentation (except a statement or omission or alleged statement or omission contained in the Agents’ Information) in a Prospectus, in or based upon any failure to comply with Applicable Securities Laws (other than any failure to comply by the Agents), preventing or restricting the trading in or the sale or distribution of the Offered Notes in any of the Qualifying Provinces (except any such order, inquiry, investigation or proceeding caused solely by the Agents or any of them);

(iv)

the non-compliance or alleged non-compliance by the Company with any Applicable Securities Laws, including any non-compliance with continuous disclosure obligations or any statutory requirement to make any document available for inspection, except as caused solely by the Agents or any of them; or

(v)

the breach of, default under or non-compliance by the Company with any material term, condition or covenant of this Agreement, or any material representation or warranty given by the Company in this Agreement being false, provided that, if and to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or a Governmental Authority in a final ruling from which no appeal can be made shall determine that the liabilities, claims, actions, suits, proceedings, losses, costs, damages or expenses resulted from the gross negligence, fraud or wilful misconduct of an Indemnified Party claiming indemnity, this indemnity shall cease to apply to such Indemnified Party. For greater certainty, the Company and the Agents agree that they do not intend that any failure by the Agents to conduct such reasonable investigation as necessary to provide the Agents with reasonable grounds for believing the Prospectus and any Prospectus Amendment contained no misrepresentation shall constitute “gross negligence” or “wilful misconduct” for purposes of this Section 9 or otherwise disentitle the Agents from indemnification hereunder.

(b)	Notification of Claims

If any Claim is asserted against any Indemnified Party, such Indemnified Party will notify the Company as soon as possible of the nature of such Claim, but failure to notify the Company shall not relieve the Company of any obligation which it may have to such Indemnified Party under this Section 9 except to the extent by which the Company is prejudiced by such failure, and the Company shall be entitled (but not required) to assume the defence of any suit brought to enforce such Claim. However, the defence shall be conducted through legal counsel acceptable to the Indemnified Party, acting reasonably, and no settlement of any such Claim or admission of liability may be made by the Company or the Indemnified Party without the prior written consent of the other party, such consent not to be unreasonably withheld and the Company shall not be liable for any settlement of any such Claim unless it has consented in writing to such settlement, such consent not to be unreasonably withheld.

(c)	Right of Indemnity in Favour of Others

With respect to any Indemnified Party who is not a party to this Agreement, the Agents shall obtain and hold the rights and benefits of this Section 9 in trust for and on behalf of such Indemnified Party.

(d)	Retaining Counsel

In any such Claim, the Indemnified Party shall have the right to retain separate counsel to act on his or its behalf; provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless: (i) the Company and the Indemnified Party shall have mutually agreed to the retention of the other counsel; (ii) the Company has not assumed the defence of the Claim within a reasonable period of time after receiving written notice of such Claim; or (iii) the named parties to any such Claim (including any added third or impleaded party) include both the Indemnified Party and the Company and the representation of both parties by the same counsel would be inappropriate due to the actual or potential differing interests between them (and the Indemnified Party shall have received a written opinion from counsel acceptable to the Company, acting reasonably, that there may be one or more legal defences available to the Indemnified Party which are different from or in addition to those available to the Company and which cannot reasonably be maintained by one law firm that represents both the Indemnified Party and the Company); provided that the Company shall only be required to pay the fees of one set of counsel pursuant to this Section 9(d) for all Indemnified Parties and it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate law firm for all such Indemnified Parties.

(e)	Limitation

Notwithstanding the other provisions of this Section 9, the foregoing rights of indemnity set out in Section 9(a) hereof shall not enure to any Indemnified Party if the Company has complied with the provisions of Sections 3 and 4 hereof and the claim for indemnification relates to a Person asserting a Claim in respect of an alleged untrue statement or alleged omission from any document, including the Prospectus, and such Person was not, on a timely basis after such compliance by the Company, provided with a copy of the Prospectus which corrects such alleged untrue statement or alleged omission and which was required, under applicable Law, to be delivered to such Person by such Indemnified Party.

10.	Contribution

(a)	Contribution from the Company

In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in Section 9 (as modified by Section 9(e)) would otherwise be available in accordance with its terms but is, for any reason, other than as a result of the terms of Section 9 held to be unavailable to or unenforceable by the Agents or enforceable otherwise than in accordance with its terms, the Company and the Agents shall contribute to the aggregate of all claims, expenses, costs and liabilities and all losses (other than loss of profits relating to the distribution of the Offered Notes) of a nature contemplated by Section 9 in such proportions so that the Agents are responsible for the portion represented by the percentage that the aggregate fee actually paid by the Company to the Agents in respect of the Offering bears to the aggregate offering price of the securities issued under the Offering and the Company is responsible for the balance. The Agents shall not in any event be liable to contribute, in the aggregate, any amounts in respect of an offering in excess of such aggregate fee or any portion of such fee actually received in respect of such offering. Notwithstanding the foregoing, no Person who has been determined by a court of competent jurisdiction in a final judgment from which no appeal can be made to have engaged in any fraud, wilful misconduct or fraudulent misrepresentation shall be entitled to claim contribution from any Person who has not also been determined by a court of competent jurisdiction in a final judgment from which no appeal can be made to have engaged in such fraud, wilful misconduct or fraudulent misrepresentation.

(b)	Right of Contribution in Addition to Other Rights

The rights to contribution provided in this Section 10 shall be in addition to and not in derogation of any other right to contribution which the Agents or the Company may have by Law.

(c)	Right of Contribution in Favour of Others

With respect to this Section 10, the Company acknowledges and agrees that the Agents are contracting on their own behalf and as agents for their directors, officers, employees and agents.

11.	Expenses

Whether or not the transactions contemplated by this Agreement are completed, except as specifically provided below, all expenses of or incidental to the transactions set out in this Agreement shall be borne by the Company without duplication including expenses payable in connection with the qualification of the Offered Notes for distribution to the public, the fees and disbursements of the Company’s Counsel, the reasonable fees and disbursements of the Agents’ Counsel, the reasonable out-of-pocket expenses of the Agents (including travel expenses, hotel accommodations and meals in connection with road shows and marketing activities) (together with the fees and disbursements of Agents’ Counsel, (the “Expenses”)), the fees and expenses of the Auditors and all costs incurred in connection with the preparation and printing of each Prospectus and the certificates representing the Offered Notes. The Company shall also be responsible for any exigible Goods and Services Tax on the foregoing amounts.

12.	Agency Fee

In consideration for their services in acting as Agents to the Company in respect of the Offering and in participating in and managing the sale of the Offered Notes in distributing the Offered Notes, and for the incidental services of assisting in the preparation of the Prospectus Supplement and performing administrative work in connection with the distribution of the Offered Notes, the Company agrees to pay to the Agents at the Closing Time on the Closing Date the Agency Fee applicable to the Offering. The Agency Fee shall be allocated among the Agents in accordance with the following percentages:

BMO Nesbitt Burns Inc.	22.88%
Goldman Sachs Canada Inc.	22.88%
CIBC World Markets Inc.	9.0%
Scotia Capital Inc.	9.0%
Barclays Capital Canada Inc.	9.0%
HSBC Securities (Canada) Inc.	9.0%
Wells Fargo Securities Canada, Ltd.	9.0%
MUFG Securities (Canada), Ltd.	2.71%
ATB Capital Markets Inc.	2.18%
Desjardins Securities Inc.	2.18%
SMBC Nikko Securities Canada, Ltd.	2.18%

The foregoing Agency Fee shall be payable as provided for in Section 13.

13.	Delivery of Proceeds, Agency Fee and Certificates

The Closing shall be completed at the Closing Time at the offices of the Company’s Counsel, or at such other place in Calgary as the Agents and the Company may agree. At the Closing Time, the Company shall deliver to the Agents, in electronic or certificated form, the Offered Notes registered in the name of CDS & Co. or in such other name or names as the Lead Agents, on behalf of the Agents, may notify the Company in writing not less than 24 hours prior to the Closing Time, all against payment by the Agents to the Company of the applicable proceeds from the sale of the Offered Notes in connection with the Offering (net of the amount of the applicable Agency Fee) in lawful money of Canada by bank draft or wire transfer of immediately available funds to an account designated by the Company.

14.	Survival of Representations and Warranties

The representations, warranties, obligations and agreements of the Company and the Agents contained in this Agreement made as of the date hereof and in any certificate delivered pursuant to this Agreement or in connection with the purchase and sale of the Offered Notes, shall survive the purchase and sale of the Offered Notes, shall continue in full force and effect, unaffected by the termination of the Agents’ obligations, in accordance with the time periods set forth in applicable Laws (except in the case of fraud in which case no time limit will apply), and shall not be limited or prejudiced by any investigation made by or on behalf of the Agents in connection with the preparation of the Prospectus or the distribution of the Offered Notes.

15.	Time of the Essence

Time is of the essence of this Agreement.

16.	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the Province of Alberta and the Laws of Canada applicable therein and the courts of the Province of Alberta shall have exclusive jurisdiction over any dispute hereunder.

17.	Notices

Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement shall be in writing addressed to the Company at:

Canadian Pacific Railway Company

7550 Ogden Dale Road S.E.

Calgary, Alberta

T2C 4X9

Attention:     Chief Legal Officer and Corporate Secretary

Fax:              [REDACTED]

or if to an Agent to the addresses set out in Schedule “B” or to such other address as any of the parties may designate by notice given to the others.

Each notice shall be personally delivered to the addressee or sent by fax or email to the addressee and (i) a notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) notice which is sent by fax or e-mail shall be deemed to be given and received on the first Business Day following the day on which it is sent (with confirmed transmission).

18.	Authority of the Lead Agents

The Lead Agents are hereby authorized by each of the other Agents to act on their behalf and the Company shall be entitled to and shall act on any notice given in accordance with Section 17 or agreement entered into by or on behalf of the Agents by such Lead Agents, which represent and warrant that they have irrevocable authority to bind the Agents, except in respect of any consent to a settlement pursuant to Section 9(b) (which consent shall be given by the Indemnified Party), or a notice of termination pursuant to Section 8 (which notice may be given by any of the Agents), or any waiver pursuant to Section 8(b) (which waiver must be signed by all of the Agents). The Lead Agents shall take reasonable steps to consult with the other Agents concerning any matter in respect of which it acts as representative of the Agents.

19.	No Fiduciary Duty

The Company hereby acknowledges that (a) the purchase and sale of the Offered Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and each of the Agents and any affiliate through which it may be acting, on the other, (b) each of the Agents is acting as principal and not as an agent or fiduciary of the Company and (c) the Company’s engagement of each of the Agents in connection with the Offering and the process leading up to the Offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the Offering (irrespective of whether any of the Agents has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Agents have rendered advisory services of any nature or respect, or owes an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

20.	Advertisements

The Company acknowledges that the Agents shall have the right following Closing, at their own expense, to place such advertisement or advertisements relating to the sale of the Offered Notes, as applicable, contemplated herein as the Agents may consider desirable or appropriate and as may be permitted by applicable Law.

21.	Recognition of the U.S. Special Resolution Regimes

Notwithstanding any other provisions herein,

(a)

In the event that any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)

In the event that any Agent that is a Covered Entity or a BHC Act Affiliate of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

22.	Entire Agreement

The provisions contained herein constitute the entire agreement among the parties effective as of the date hereof and supersede all previous communications, representations, understandings and agreements among the parties with respect to the subject matter hereof, whether verbal or written.

23.	Counterparts

This Agreement may be executed by any one or more of the parties to this Agreement in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of page intentionally left blank]

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter where indicated below and returning them to the Lead Agents, upon which this letter as so accepted shall constitute an Agreement among us.

Yours very truly,

BMO NESBITT BURNS INC.		GOLDMAN SACHS CANADA INC.

By:	(signed) “Katryne Mann”	By:	(signed) “Michael Klym”
	Name: Katryne Mann		Name: Michael Klym
	Title: Managing Director		Title: Authorized Signatory

CIBC WORLD MARKETS INC.		SCOTIA CAPITAL INC.

By:	(signed) “Jordan Frishling”	By:	(signed) “Jenna Dicks”
	Name: Jordan Frishling		Name: Jenna Dicks
	Title: Managing Director		Title: Director

BARCLAYS CAPITAL CANADA INC.		HSBC SECURITIES (CANADA) INC.

By:	(signed) “T. Tim Kitchen”	By:	(signed) “David Loh”
	Name: T. Tim Kitchen		Name: David Loh
	Title: Managing Director		Title: Director

WELLS FARGO SECURITIES CANADA, LTD.		MUFG SECURITIES (CANADA), LTD.

By:	(signed) “Darin E. Deschamps”	By:	(signed) “Jason Stanger”
	Name: Darin E. Deschamps		Name: Jason Stanger
	Title: Head: Wells Fargo Securities		Title: Director
Canada, Ltd.

ATB CAPITAL MARKETS INC.		DESJARDINS SECURITIES INC.

By:	(signed) “Greg Greer”	By:	(signed) “Ryan Godfrey”
	Name: Greg Greer		Name: Ryan Godfrey
	Title: Managing Director		Title: Managing Director, Head of
Origination and Syndication

SMBC NIKKO SECURITIES CANADA, LTD.

By:	(signed) “Christopher Nieves”
Name: Christopher Nieves
Title: Head of Canadian Debt Capital
Markets

The foregoing offer is accepted and agreed to as of the date first above written.

Yours very truly,

CANADIAN PACIFIC RAILWAY COMPANY

By:	(signed) “Nadeem Velani”
Name: Nadeem Velani
Title: Executive Vice-President and Chief
Financial Officer

By:	(signed) “Chris De Bruyn”
Name: Chris De Bruyn
Title: Managing Director Investor
Relations and Treasury

SCHEDULE “A”

DETAILS OF THE OFFERED NOTES

A final base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authorities in each of the provinces of Canada. A copy of the final base shelf prospectus, any amendment to the final base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the final base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

There is no market through which the Notes may be sold and purchasers may not be able to resell securities purchased under the final base shelf prospectus and the prospectus supplement. This may affect the pricing of the Notes in the secondary market, the transparency and availability of trading prices, the liquidity of the Notes, and the extent of issuer regulation. See “Risk Factors” in the final base shelf prospectus and the prospectus supplement.

November 17, 2021

Canadian Pacific Railway Company

C$1 billion of 1.589% Notes due November 24, 2023 (the “2023 Notes”)

C$1.2 billion of 2.540% Notes due February 28, 2028 (the “2028 Notes”)

(together, the “Notes”)

Final Term Sheet

Issuer:	Canadian Pacific Railway Company (“CPRC” or the “Company”)

Issue:	C$1 billion aggregate principal amount of 2023 Notes and C$1.2 billion aggregate principal amount of 2028 Notes issued pursuant to a Short Form Base Shelf Prospectus dated June 28, 2021 and a Prospectus Supplement dated November 17, 2021

Guarantee:	Canadian Pacific Railway Limited (“CPRL”) will fully and unconditionally guarantee the Notes on an unsecured basis

Rank:	The Notes and the related guarantee will be unsecured obligations ranking pari passu with all other existing and future unsecured and unsubordinated indebtedness of CPRC and CPRL

Credit Ratings[1]:	S&P: BBB+ (Stable)

Moody’s: Baa2 (Stable)

Principal Amount:	2023 Notes: C$1 billion

2028 Notes: C$1.2 billion

Pricing Date:	November 17, 2021

Settlement Date:	November 24, 2021 (T+5)

Maturity Date:	2023 Notes: November 24, 2023

2028 Notes: February 28, 2028

Issue Spread[2]:	2023 Notes: [Redacted in accordance with subsection 9A.3(4) of National Instrument 44-102 – Shelf Distributions]

2028 Notes: [Redacted in accordance with subsection 9A.3(4) of National Instrument 44-102 – Shelf Distributions]

Coupon:	2023 Notes: 1.589% per annum and is payable in arrears in equal semi-annual instalments on May 24 and November 24 of each year, commencing on May 24, 2022

2028 Notes: 2.540% per annum and is payable in arrears in equal semi-annual instalments on February 28 and August 28 of each year, commencing on February 28, 2022 (short first coupon of $8,016,657.53)

Issue Yield:	2023 Notes: 1.589%

2028 Notes: 2.542%

Issue Price:	2023 Notes: C$100.000

2028 Notes: C$99.990

Redemption:	CPRC may redeem the 2023 Notes at any time at its option and CPRC may redeem the 2028 Notes at any time prior to December 28, 2027 at its option, in each case, in whole or from time to time, in part, on not fewer than 10 nor more than 60 days prior notice at a redemption price equal to the greater of (a) the applicable Canada Yield Price (the Canada Yield Price as defined in the Prospectus Supplement is to be based on a discount rate of the Government of Canada Yield to November 24, 2023 plus 13.5 bps in respect of the 2023 Notes and a discount rate of the Government of Canada Yield to December 28, 2027 plus 25 bps in respect of the 2028 Notes) or (b) 100% of the principal amount thereof. CPRC may redeem the 2028 Notes at any time on or after December 28, 2027 (two months prior to maturity) at its option, in whole or from time to time, in part, on not fewer than 10 nor more than 60 days prior notice at a redemption price equal to 100% of the principal amount thereof. In addition, accrued and unpaid interest, if any, will be paid to, but excluding, the date fixed for redemption.

Change of Control:	CPRC will be required to make an offer to repurchase the Notes at a price equal to 101% of its outstanding principal amount plus accrued and unpaid interest to the date of repurchase upon the occurrence of a Change of Control Triggering Event (as defined in the Prospectus Supplement)

Use of Proceeds:	The net proceeds will be used to indirectly fund in part the Cash Consideration and Preferred Merger Consideration (as those terms are defined in the Prospectus Supplement) payable by CPRL in its acquisition of Kansas City Southern, which is anticipated to be approximately US$8.4 billion, and to pay fees and expenses related to this offering and the acquisition of Kansas City Southern. Until utilized for such purposes, the net proceeds may be invested in short term investment grade securities, money market funds or bank deposits

CUSIP / ISIN:	2023 Notes: 13645RBB9 / CA13645RBB92

2028 Notes: 13645RBC7 / CA13645RBC75

Form:	Book entry only through participants in CDS

Syndicate:

BMO Nesbitt Burns Inc. (Joint Lead and Joint Active Bookrunner)

Goldman Sachs Canada Inc. (Joint Lead and Joint Active Bookrunner)

CIBC World Markets Inc. (Joint Passive Bookrunner)

Scotia Capital Inc. (Joint Passive Bookrunner)

Barclays Capital Canada Inc. (Agent)

HSBC Securities (Canada) Inc. (Agent)

Wells Fargo Securities Canada, Ltd. (Agent)

MUFG Securities (Canada), Ltd. (Agent)

ATB Capital Markets Inc. (Agent)

Desjardins Securities Inc. (Agent)

SMBC Nikko Securities Canada, Ltd. (Agent)

1	A credit rating is not a recommendation to buy, sell or hold securities and may be subject to review or withdrawal at any time
2	[Redacted in accordance with subsection 9A.3(4) of National Instrument 44-102 – Shelf Distributions]

SCHEDULE “B”

AGENTS

The Agents and their addresses are:

BMO Nesbitt Burns Inc.

3rd Floor Podium, First Canadian Place

100 King Street West

Toronto, ON M5X 1H3

Attention:      Katryne Mann, Managing Director

Fax No.:        [REDACTED]

E-Mail:          [REDACTED]

Goldman Sachs Canada Inc.

77 King Street West

Suite 3400, P.O. Box 38

Toronto, ON M5K 1B7

Attention:      Heng Vuong

E-Mail:          [REDACTED]

CIBC World Markets Inc.

161 Bay Street, Brookfield Place

P.O. Box 500

Toronto, ON M5J 2S8

Attention:      Jordan Frishling, Managing Director

E-Mail:          [REDACTED]

Scotia Capital Inc.

66th Floor, Scotia Plaza

40 King Street West

Toronto, ON M5H 1H1

Attention:      Jenna Dicks, Director

E-Mail:          [REDACTED]

Barclays Capital Canada Inc.

Bankers Hall West Tower

Suite 1110, 888 – 3rd Street S.W.

Calgary, AB T2P 5C5

Attention:      T. Tim Kitchen, Managing Director, Head of Canadian Investment Banking

E-Mail:          [REDACTED]

HSBC Securities (Canada) Inc.

70 York Street, 9th Floor

Toronto, ON M5J 1S9

Attention:      David Loh, Head of Capital Markets, Canada

E-Mail:          [REDACTED]

Wells Fargo Securities Canada, Ltd.

22 Adelaide Street West

Suite 2200

Toronto, ON M5H 4E3

Attention:      Darin E. Deschamps, Head: Wells Fargo Securities Canada, Ltd.

E-Mail:          [REDACTED]

MUFG Securities (Canada), Ltd.

200 Bay Street, 29th Floor

Toronto, ON M5J 1S9

Attention:      Jason Stanger, Director

Fax No.:        [REDACTED]

E-Mail:          [REDACTED]

ATB Capital Markets Inc.

Suite 3530, 66 Wellington Street West

Toronto, ON M5K 1A1

Attention:      Gregory H. Greer, Managing Director, Head of Debt Capital Markets

E-Mail:          [REDACTED]

Desjardins Securities Inc.

25 York Street

Suite 1000

Toronto, ON M5J 2V5

Attention:      Ryan Godfrey, Managing Director, Head of Origination and Syndication

Fax No.:        [REDACTED]

E-Mail:          [REDACTED]

SMBC Nikko Securities Canada, Ltd.

277 Park Avenue

New York, NY 10172

Attention:      Debt Capital Markets

E-Mail:          [REDACTED]